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                                                                   Exhibit 10.13

                         FRANK'S NURSERY & CRAFTS, INC.
                           580 KIRTS BLVD., SUITE 300
                              TROY, MICHIGAN 48084



                                December 1, 2002


Mr. Joseph Nusim
1360 Hamburg Turnpike
Unit 705
Wayne, New Jersey 07470


RE:      CONSULTING ARRANGEMENT WITH FRANK'S NURSERY & CRAFTS, INC. ("FRANK'S")

Dear Joe:

         This letter sets forth the arrangement between you and Frank's with respect to your provision of consulting services to Frank's.

         As you know, Steve Fishman, Frank's Chairman and Chief Executive Officer, has determined to resign from Frank's. The Board of Directors of Frank's, of which you are a member, has begun the search for a new chief executive officer. You have agreed to consult with the Board and with management of Frank's during Frank's period of transition to a new chief executive officer.

         During the period from December 1, 2002, until the earlier of (i) the date on which Frank's hires a new chief executive officer and (ii) November 30, 2003 (the "Initial Period"), you will assist Frank's in the formulation and execution of its business strategy, including merchandizing, advertising, store operations and the establishment and operation of strategic alliances with other retailers. You and Frank's anticipate that you will spend, on average, one day per week at Frank's offices in Troy, Michigan, and you will generally otherwise be available to management of Frank's by telephone. For those services, you will be paid a consulting fee of $20,000 per month, in arrears.

         During the one-year period following the Initial Period, you will continue to assist Frank's in the formulation and execution of its business strategy, and you will assist Frank's new chief executive officer in his or her transition in that office. You and Frank's anticipate that you will spend, on average, two days per month at Frank's offices in Troy, Michigan, and you will generally otherwise be available to management of Frank's by telephone. For those services, you will be paid a consulting fee of $8,000 per month, in arrears.

         For your consulting services, including your work in establishing and operating any strategic alliances, you will receive as full payment the consulting fees described above, and on December 5, 2002, you will be granted non-qualified options to purchase 25,000 shares of


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Frank's common stock, with an exercise price equal to the fair market value of
Frank's common stock on that date.

         Frank's will reimburse you for reasonable business expenses related to travel which has been pre-approved, in accordance with the reimbursement policies of Frank's. You will be an independent contractor, and not an employee or agent, of Frank's. You will have no authority to sign binding agreements on behalf of Frank's. As an independent contractor, you will not be entitled to any employee benefits and you will be responsible for the payment of all taxes on your consulting fees. You understand that Frank's will not withhold any such taxes on your behalf. This consulting arrangement will have no effect on your rights to fees and stock options payable to non-employee directors of Frank's.

         The arrangement described in this letter will continue until terminated, either by your death or disability, by expiration of your consulting periods, or by mutual agreement of you and Frank's.

         During the period of your consulting and thereafter, you will keep secret and retain in strictest confidence all confidential information of Frank's, and you will not interfere with the relationships between Frank's and its employees, vendors or lenders. Any proprietary ideas or rights created by you, alone or with others, as part of your consulting services will belong solely to Frank's.

         This letter sets forth the entire agreement between Frank's and you with respect to your consultation with Frank's. It is personal to you, and cannot be assigned by you, nor can your duties be delegated to another. This letter will inure to the benefit of and be binding upon any successor to Frank's.

         We look forward to working with you in this new role, as you help Frank's to continue to grow and prosper.

                                 Very truly yours,

                                 /s/ Adam Szopinski

                                 Adam Szopinski
                                 President and Chief Operating Officer

Accepted and agreed to:


/s/ Joseph Nusim
-------------------------
Joseph Nusim




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